Media contact:         Lyndi McMillan, Lyndi.McMillan@Navistar.com, 331-332-3181
Investor contact:         Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:         www.Navistar.com/newsroom

NAVISTAR REPORTS THIRD QUARTER 2019 RESULTS

•	Reports net income of $156 million, or $1.56 per diluted share, on revenues of $3 billion

•	Generates $266 million of adjusted EBITDA in the quarter; $147 million of adjusted net income

•	Achieves 2.6 share point growth in Core market share, reflecting higher share in all vehicle segments year-over-year

•	Records $250 million of manufacturing free cash flow for the quarter
LISLE, Ill. - September 4, 2019 - Navistar International Corporation (NYSE: NAV) today announced third quarter 2019 net income of $156 million, or $1.56 per diluted share, compared to third quarter 2018 net income of $170 million, or $1.71 per diluted share.
Third quarter 2019 adjusted EBITDA was $266 million, compared to $218 million in the same period one year ago. Adjusted net income in the quarter grew 55 percent to $147 million, compared to $95 million last year.
Revenues in the quarter were $3 billion, up 17 percent from the same period one year ago, primarily due to a 28 percent increase in volumes in the company’s Core market (Class 6-8 trucks and buses in the United States and Canada).
“This was another great quarter for Navistar,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “Market share increased, revenues and earnings grew at double-digit rates, and we made significant investments in our operations and our Uptime promise.”
Navistar ended third quarter 2019 with $1.16 billion in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $1.11 billion at the end of the quarter. The company generated $250 million of manufacturing free cash flow during the quarter largely due to strong adjusted EBITDA and net working capital performance.
The company had a number of uptime-related highlights during its third quarter. Navistar's warranty performance and service partnership agreement with Love's and Speedco, initially announced in March, is now fully operational, activating the commercial vehicle industry's largest service network in North America. Additionally, the company’s latest parts distribution center (PDC) opened late last month near Memphis to help cater to the growing demand for parts and quicker maintenance turnaround times. Complementing the new PDC are new enhancements to Navistar’s retail inventory management system, resulting in 50 percent lower emergency parts orders, further maximizing Uptime for the company’s customers.
Also during the quarter, the company announced it would be making capital investments of approximately $125 million in new and expanded manufacturing facilities at its Huntsville, Ala. plant to produce next-generation big-bore powertrains developed with its global alliance partner TRATON.

INDUSTRY AND FINANCIAL GUIDANCE
The company updated the following 2019 full-year industry and financial guidance:
•Industry retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be 435,000 to 455,000 units, with Class 8 retail deliveries of 295,000 to 315,000 units.
•Gross margin is expected to be in the range of 17.75% and 18%.
•Core market share is forecast to be between 18.5% and 19%.
The company reaffirmed the following 2019 full-year financial guidance:
•Navistar revenues are expected to be between $11.25 billion and $11.75 billion.
•The company's adjusted EBITDA is expected to be between $875 million and $925 million.
Additionally, the company forecasts the industry’s 2020 retail deliveries of Class 6-8 trucks and buses in the United States and Canada to be in the range of 335,000 to 365,000 units, with Class 8 retail deliveries between 210,000 and 240,000 units.
“We are on course for a strong end to 2019, and we’re not standing still,” Clarke said. “The company is recapturing market share and is growing revenue, EBITDA and cash flow. We remain focused on setting ourselves up for long-term success.”
SEGMENT REVIEW
Summary of Financial Results:

	(Unaudited)
	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2019	2018	2019	2018
Sales and revenues, net	$3,042	$2,606	$8,471	$6,933
Segment Results:
Truck	$167	$165	$183	$200
Parts	149	144	437	413
Global Operations	1	4	10	(2)
Financial Services	30	23	93	62
Net income(A)	156	170	119	152
Diluted income per share(A)	1.56	1.71	1.20	1.53
________________
(A) Amounts attributable to Navistar International Corporation.
Truck Segment - Truck segment net sales increased 25 percent to $2.4 billion compared to third quarter 2018. The increase is primarily due to higher volumes in the company’s Core markets, an increase in both Mexico sales and sales of Class 4-5 trucks manufactured for GM, partially offset by the impact of the sale of a majority interest in Navistar Defense.
For third quarter 2019, the Truck segment recorded a profit of $167 million, up $2 million, compared to the same period one year ago. The increase was primarily driven by the impact of higher volumes in the company’s Core markets and the release of a liability recognized in a prior quarter related to certain legacy engine litigation, offset by a prior year settlement gain relating to a business economic claim. Excluding these two one-time items, the segment profit was up $41 million year-over-year.

Parts Segment - Parts segment net sales decreased six percent to $571 million, compared to third quarter 2018, primarily due to the impact of a new revenue standard and lower Blue Diamond Parts (BDP) sales, offset by higher sales in the company’s North American markets.
For third quarter 2019, the Parts segment recorded a profit of $149 million, up three percent compared to third quarter 2018, primarily due to higher U.S. margins and lower intercompany access fees, partially offset by lower BDP volumes.
Global Operations Segment - Global Operations net sales for the quarter were $90 million, comparable to the same period one year ago.
For third quarter 2019, the Global Operations segment profit was $1 million, down $3 million compared to third quarter 2018, primarily driven by the impact of a shift in product mix.
Financial Services Segment - Financial Services net revenues increased 14 percent to $74 million compared to third quarter 2018, primarily due to higher average portfolio balances in the U.S. and Mexico.
For third quarter 2019, the Financial Services segment recorded a profit of $30 million, up 30 percent compared to third quarter 2018. The increase was primarily driven by higher interest margins, and higher other income from an intercompany loan, partially offset by the write-off of debt issuance costs.
About Navistar
Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as believe, expect, anticipate, intend, plan, estimate, or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2018, which was filed on December 18, 2018. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2019	2018	2019	2018
Sales and revenues
Sales of manufactured products, net	$2,996	$2,566	$8,330	$6,815
Finance revenues	46	40	141	118
Sales and revenues, net	3,042	2,606	8,471	6,933
Costs and expenses
Costs of products sold	2,501	2,096	6,973	5,615
Restructuring charges	—	1	1	(1)
Asset impairment charges	3	8	6	11
Selling, general and administrative expenses	167	222	726	613
Engineering and product development costs	81	72	242	222
Interest expense	76	82	243	240
Other expense (income), net	25	(55)	140	36
Total costs and expenses	2,853	2,426	8,331	6,736
Equity in income of non-consolidated affiliates	1	—	4	—
Income before income tax	190	180	144	197
Income tax expense	(29)	(3)	(9)	(25)
Net income	161	177	135	172
Less: Net income attributable to non-controlling interests	5	7	16	20
Net income attributable to Navistar International Corporation	$156	$170	$119	$152

Income per share attributable to Navistar International Corporation:
Basic	$1.57	$1.72	$1.20	$1.54
Diluted	1.56	1.71	1.20	1.53

Weighted average shares outstanding:
Basic	99.4	99.0	99.2	98.8
Diluted	99.7	99.7	99.5	99.6

Navistar International Corporation and Subsidiaries
Consolidated Balance Sheets

	As of July 31, 2019	As of October 31, 2018
(in millions, except per share data)
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$1,160	$1,320
Restricted cash and cash equivalents	79	62
Marketable securities	3	101
Trade and other receivables, net	429	456
Finance receivables, net	2,187	1,898
Inventories, net	1,195	1,110
Other current assets	273	189
Total current assets	5,326	5,136
Restricted cash	57	63
Trade and other receivables, net	12	49
Finance receivables, net	275	260
Investments in non-consolidated affiliates	33	50
Property and equipment (net of accumulated depreciation and amortization of $2,463 and $2,498, respectively)	1,290	1,370
Goodwill	38	38
Intangible assets (net of accumulated amortization of $142 and $140, respectively)	27	30
Deferred taxes, net	124	121
Other noncurrent assets	112	113
Total assets	$7,294	$7,230
LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$676	$946
Accounts payable	1,806	1,606
Other current liabilities	1,323	1,255
Total current liabilities	3,805	3,807
Long-term debt	4,528	4,521
Postretirement benefits liabilities	1,929	2,097
Other noncurrent liabilities	692	731
Total liabilities	10,954	11,156
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock, $0.10 par value per share (103.1 shares issued and 220 shares authorized at both dates)	10	10
Additional paid-in capital	2,730	2,731
Accumulated deficit	(4,501)	(4,593)
Accumulated other comprehensive loss	(1,754)	(1,920)
Common stock held in treasury, at cost (3.9 and 4.2 shares, respectively)	(150)	(161)
Total stockholders’ deficit attributable to Navistar International Corporation	(3,663)	(3,931)
Stockholders’ equity attributable to non-controlling interests	3	5
Total stockholders’ deficit	(3,660)	(3,926)
Total liabilities and stockholders’ deficit	$7,294	$7,230

Navistar International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended July 31,
(in millions)	2019	2018
Cash flows from operating activities
Net income	$135	$172
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	99	107
Depreciation of equipment leased to others	45	53
Deferred taxes, including change in valuation allowance	(41)	(3)
Asset impairment charges	6	11
Gain on sales of investments and businesses, net	(56)	—
Amortization of debt issuance costs and discount	15	23
Stock-based compensation	20	27
Provision for doubtful accounts	8	6
Equity in income of non-consolidated affiliates, net of dividends	(3)	4
Write-off of debt issuance costs and discount	6	43
Other non-cash operating activities	(6)	(17)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(124)	(606)
Net cash provided by (used in) operating activities	104	(180)
Cash flows from investing activities
Purchases of marketable securities	—	(214)
Sales of marketable securities	—	460
Maturities of marketable securities	98	29
Capital expenditures	(90)	(79)
Purchases of equipment leased to others	(130)	(142)
Proceeds from sales of property and equipment	12	9
Proceeds from sales of investments and businesses	100	(3)
Other investing activities	1	—
Net cash provided by (used in) investing activities	(9)	60
Cash flows from financing activities
Proceeds from issuance of securitized debt	331	32
Principal payments on securitized debt	(300)	(50)
Net change in secured revolving credit facilities	120	64
Proceeds from issuance of non-securitized debt	144	3,210
Principal payments on non-securitized debt	(988)	(2,669)
Net change in notes and debt outstanding under revolving credit facilities	469	(52)
Debt issuance costs	(9)	(36)
Proceeds from financed lease obligations	13	48
Proceeds from exercise of stock options	3	7
Dividends paid by subsidiaries to non-controlling interest	(18)	(19)
Other financing activities	(2)	(17)
Net cash provided by (used in) financing activities	(237)	518
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	(16)
Increase (decrease) in cash, cash equivalents and restricted cash	(149)	382
Cash, cash equivalents and restricted cash at beginning of the period	1,445	840
Cash, cash equivalents and restricted cash at end of the period	$1,296	$1,222

Navistar International Corporation and Subsidiaries
Segment Reporting
(Unaudited)
We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation, excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2019
External sales and revenues, net	$2,342	$569	$82	$46	$3	$3,042
Intersegment sales and revenues	45	2	8	28	(83)	—
Total sales and revenues, net	$2,387	$571	$90	$74	$(80)	$3,042
Net income (loss) attributable to NIC	$167	$149	$1	$30	$(191)	$156
Income tax expense	—	—	—	—	(29)	(29)
Segment profit (loss)	$167	$149	$1	$30	$(162)	$185
Depreciation and amortization	$26	$1	$3	$16	$1	$47
Interest expense	—	—	—	27	49	76
Equity in income of non-consolidated affiliates	—	1	—	—	—	1
Capital expenditures(B)	17	2	1	—	4	24

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2018
External sales and revenues, net	$1,894	$603	$68	$40	$1	$2,606
Intersegment sales and revenues	22	2	21	25	(70)	—
Total sales and revenues, net	$1,916	$605	$89	$65	$(69)	$2,606
Net income (loss) attributable to NIC	$165	$144	$4	$23	$(166)	$170
Income tax expense	—	—	—	—	(3)	(3)
Segment profit (loss)	$165	$144	$4	$23	$(163)	$173
Depreciation and amortization	$31	$2	$3	$14	$1	$51
Interest expense	—	—	—	22	60	82
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	19	—	1	1	5	26

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2019
External sales and revenues, net	$6,405	$1,693	$223	$141	$9	$8,471
Intersegment sales and revenues	75	5	27	85	(192)	—
Total sales and revenues, net	$6,480	$1,698	$250	$226	$(183)	$8,471
Net income (loss) attributable to NIC	$183	$437	$10	$93	$(604)	$119
Income tax expense	—	—	—	—	(9)	(9)
Segment profit (loss)	$183	$437	$10	$93	$(595)	$128
Depreciation and amortization	$78	$4	$7	$48	$7	$144
Interest expense	—	—	—	83	160	243
Equity in income (loss) of non-consolidated affiliates	3	2	(1)	—	—	4
Capital expenditures(B)	69	3	2	2	14	90

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2018
External sales and revenues, net	$4,810	$1,768	$229	$118	$8	$6,933
Intersegment sales and revenues	61	6	38	69	(174)	—
Total sales and revenues, net	$4,871	$1,774	$267	$187	$(166)	$6,933
Net income (loss) attributable to NIC	$200	$413	$(2)	$62	$(521)	$152
Income tax expense	—	—	—	—	(25)	(25)
Segment profit (loss)	$200	$413	$(2)	$62	$(496)	$177
Depreciation and amortization	$100	$5	$8	$41	$6	$160
Interest expense	—	—	—	64	176	240
Equity in income (loss) of non-consolidated affiliates	2	2	(4)	—	—	—
Capital expenditures(B)	74	1	2	1	1	79
_________________________

(A)
Total sales and revenues in the Financial Services segment include interest revenues of $53 million and $161 million for the three and nine months ended July 31, 2019, respectively, and $46 million and $131 million for the three and nine months ended July 31, 2018, respectively.

(B)	Exclusive of purchases of equipment leased to others.

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
July 31, 2019	$1,942	$686	$322	$3,010	$1,334	$7,294
October 31, 2018	2,085	636	331	2,648	1,530	7,230
SEC Regulation G Non-GAAP Reconciliation:
The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.
Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):
We define EBITDA as our consolidated net income (loss) attributable to Navistar International Corporation, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.
Adjusted EBITDA and Adjusted Net Income (loss) attributable to NIC:
We believe that adjusted EBITDA and adjusted Net Income (loss) attributable to NIC, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.
Manufacturing Cash, Cash Equivalents, and Marketable Securities:
Manufacturing cash, cash equivalents, and marketable securities represent the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.
Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.
Manufacturing free cash flow consists of Net cash from operating activities and Capital Expenditures, all from our Manufacturing operations.
EBITDA reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2019	2018	2019	2018
Net income attributable to NIC	$156	$170	$119	$152
Plus:
Depreciation and amortization expense	47	51	144	160
Manufacturing interest expense(A)	49	60	160	176
Adjusted for:
Income tax expense	(29)	(3)	(9)	(25)
EBITDA	$281	$284	$432	$513
______________________

(A)
Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the Manufacturing and Corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2019	2018	2019	2018
Interest expense	$76	$82	$243	$240
Less: Financial services interest expense	27	22	83	64
Manufacturing interest expense	$49	$60	$160	$176

Adjusted EBITDA Reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2019	2018	2019	2018
EBITDA (reconciled above)	$281	$284	$432	$513
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	5	(4)	7	(4)
Asset impairment charges(B)	3	8	6	11
Restructuring of manufacturing operations(C)	—	1	1	(1)
MaxxForce Advanced EGR engine lawsuits(D)	(31)	—	128	1
Gain on sales(E)	3	—	(56)	—
Debt refinancing charges(F)	6	—	6	46
Pension settlement(G)	—	—	142	9
Settlement gain(H)	(1)	(71)	(3)	(71)
Total adjustments	(15)	(66)	231	(9)
Adjusted EBITDA	$266	$218	$663	$504

Adjusted Net Income attributable to NIC:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2019	2018	2019	2018
Net income attributable to NIC	$156	$170	$119	$152
Adjusted for significant items of:
Adjustments to pre-existing warranties(A)	5	(4)	7	(4)
Asset impairment charges(B)	3	8	6	11
Restructuring of manufacturing operations(C)	—	1	1	(1)
MaxxForce Advanced EGR engine lawsuits(D)	(31)	—	128	1
Gain on sales(E)	3	—	(56)	—
Debt refinancing charges(F)	6	—	6	46
Pension settlement(G)	—	—	142	9
Settlement gain(H)	(1)	(71)	(3)	(71)
Total adjustments	(15)	(66)	231	(9)
Tax effect (I)	6	(9)	(41)	(5)
Adjusted Net income attributable to NIC	$147	$95	$309	$138
____________________

(A)
Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.

(B)
In the third quarter and first nine months of 2019, we recorded $3 million and $6 million, respectively, of asset impairment charges relating to certain assets under operating leases in our Truck segment. In the third quarter and first nine months of 2018, we recorded $8 million and $11 million, respectively, of asset impairment charges related to the sale of our railcar business in Cherokee, Alabama and certain assets under operating leases in our Truck segment.

(C)
In the third quarter and first nine months of 2019, we recorded a restructuring charge of zero and $1 million, respectively, in our Truck segment. In the third quarter and first nine months of 2018, we recorded a charge of $1 million and a benefit of $1 million, respectively, related to adjustments for restructuring in our Truck, Global Operations and Corporate segments.

(D)
In the third quarter and first nine months of 2019, we recognized a net benefit of $31 million related to the MaxxForce engine EGR product litigation recorded during the third quarter of 2017 and a charge of $128 million related to MaxxForce Advanced EGR engine class action settlement and related litigation in our Truck segment. In the nine months ended July 31, 2018, we recognized a charge of $1 million for a jury verdict related to one of the MaxxForce Advanced EGR engine lawsuits in our Truck segment.

(E)
In three months ended July 31, 2019, we recognized a charge of $3 million in our Truck segment for adjustments to the purchase price of the sale of a majority interest in the Navistar Defense business. In the first nine months of 2019, we recognized a gain of $51 million related to the sale of a majority interest in the Navistar Defense business in our Truck segment, and a gain of $5 million related to the sale of our joint venture in China with JAC in our Global Operations segment.

(F)
In the third quarter and first nine months of 2019, we recorded a charge of $6 million for the write off of debt issuance costs and discounts associated with NFC Term Loan. In the first nine months of 2018, we recorded a charge of $46 million for the write off of debt issuance costs and discounts associated with the repurchase of our previously existing 8.25% Senior Notes and the refinancing of our previously existing Term Loan in Corporate.

(G)
In the first nine months of 2019 and 2018, we purchased group annuity contracts for certain retired pension plan participants resulting in plan remeasurements. As a result, we recorded pension settlement accounting charges of $142 million and $9 million, respectively, in Other income, net in Corporate.

(H)
In the third quarter and first nine months of 2019, we recorded interest income of $1 million and $3 million, respectively, in Other income, net derived from the prior year settlement of a business economic loss claim relating to our former Alabama engine manufacturing facility in Corporate.

(I)	Tax effect is calculated by excluding the impact of the non-GAAP adjustments from the interim period tax provision calculations.

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of July 31, 2019
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$1,112	$48	$1,160
Marketable securities	3	—	$3
Total cash, cash equivalents, and marketable securities	$1,115	$48	$1,163
Manufacturing free cash flow reconciliation:

(in millions)	July 31, 2019
Consolidated net cash from operating activities	$294
Less: Net cash from Financial Services Operations	20
Net cash from Manufacturing Operations(A)	274
Plus: Manufacturing capital expenditures	(24)
Manufacturing free cash flow	$250
______________________

(A)	Net of adjustments required to eliminate certain intercompany transactions between Manufacturing operations and Financial Services operations.